Exhibit 5


UNION CARBIDE CORPORATION    39 OLD RIDGEBURY ROAD, DANBURY CT 06817-0001
                                                     PHONE: (203) 794-6327
                                                           FAX: (203) 794-6269

Phyllis Savage
CHIEF FINANCE AND SECURITIES COUNSEL


                                                     June 29, 1995


BOARD OF DIRECTORS
Union Carbide Corporation

          Registration Statement on Form S-3

Ladies and Gentlemen:

       This opinion is being rendered in connection with the Registration Statement on Form S-3 ("Registration Statement") filed by Union Carbide Corporation ("Company") with the Securities and Exchange Commission ("Commission") for registration under the Securities Act of 1933 ("Act") of $400 million aggregate initial offering price of the Company's debt securities. Such $400 million of debt securities ("Securities") are to be issued pursuant to one or more indentures ("Indenture") as described in the Registration Statement.

       In that connection, I have examined copies of such corporate records and made such inquiries as I have deemed necessary for the purposes of rendering the opinion set forth herein.

       Based upon the foregoing, in my opinion, when the Registration Statement has become effective under the Act and the terms of the Securities and of their issue and sale have been duly established so as not to violate any applicable law or agreement or instrument binding on the Company and upon execution and authentication of the Securities in accordance with the Indenture and delivery of the Securities to the purchasers thereof against payment therefor, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms. This opinion is qualified insofar as enforceability may be limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.




     New York Office:  777 Old Saw Mill River Road, Tarrytown, NY 10591



       This opinion is limited to the federal laws of the United
States of America and the laws of the State of New York.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the related prospectus. My consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under
Section 7 or under the rules and regulations of the Commission thereunder.

                                             Very truly yours,



                                             Phyllis Savage